EXHIBIT 99.1

Air Methods Reports 2Q2014 Results and 3Q2014 Update

Earnings Growth From Operating Segments Generates 49% Increase in EPS

DENVER, Aug. 7, 2014 (GLOBE NEWSWIRE) -- Air Methods Corporation (Nasdaq:AIRM), the global leader in air medical transportation, reported financial results for the quarter ended June 30, 2014 and provided an update on July 2014 patient transports. For the quarter, revenue increased 14% from $226.2 million to $258.5 million from the prior year quarter.  For the six-month period, revenue increased 19% to $481.6 million, compared with $405.4 million in the prior-year six-month period. Financial results for the three and six months ended June 30, 2014 include operations associated with the Company's acquisition of Helicopters Consultants of Maui, LLC (doing business as Blue Hawaiian Helicopters) and certain of its affiliates (collectively, Blue Hawaiian), which was acquired by the Company on December 13, 2013. Revenue generated from Blue Hawaiian during the quarter and six months ended June 30, 2014 was $14.0 million and $27.5 million, respectively.

For the quarter, net income increased 50% to $28.8 million, or $0.73 per diluted share, as compared with prior-year second quarter net income of $19.1 million, or $0.49 per diluted share. Net income for the six-month period increased 195% to $39.7 million, or $1.01 per diluted share, compared to $13.5 million, or $0.34 per diluted share, for the prior-year six-month period. The prior-year second quarter and six-month results included pre-tax hull & liability insurance retention expenses of $2.0 million associated with claims incurred during the second quarter of 2013. The current-year second quarter and six-month results include a profit commission of $1.1 million associated with significantly reduced hull and liability insurance claims during the most recent plan year. The current year second quarter and six-month period include net losses on disposition of assets of $0.8 million and $1.2 million, respectively. This compares with the prior-year quarter net gain of $0.2 million and prior-year six-month net loss of $0.2 million. Net cash provided by operating activities increased by $22.7 million during the six months ended June 30, 2014, compared with the prior-year period. This increase is consistent with increase in net income of $26.2 million during the same comparative periods.

Patient transports were 14,994 during the current-year quarter, compared with 13,984 in the prior-year quarter, a 7% increase. Patients transported for community bases in operation greater than one year (Same-Base Transports) increased by 3%, or 333 transports, while weather cancellations for these same bases decreased by 333 transports compared with the prior-year quarter. Requests for community-based service increased 4% for bases open greater than one year. Net revenue per patient transport increased 7% to $11,353, compared with $10,650 in the prior-year quarter.

Maintenance expense, excluding tourism operations, decreased $4.7 million, or 17%, compared with the prior-year quarter, while flight hours decreased by 7%.  Excluding tourism operations, fuel expense per hour flown decreased by 4%.

For the second quarter, Air Medical Services revenue increased by 7% to $219.6 million compared with $205.2 million in the prior-year quarter, while its segment net income increased by 37% from $39.4 million to $54.1 million. Tourism operations generated segment net income of $4.7 million on revenue of $31.4 million during the quarter, compared with prior-year second quarter segment net income and revenue of $1.1 million and $16.0 million, respectively. United Rotorcraft Division's external revenue increased 51% to $7.4 million compared with $4.9 million in the prior-year quarter, while its external segment net income remained essentially unchanged at breakeven.

The Company also provided an update on preliminary July 2014 flight volume. Total community-based transports increased 13% to 5,489 during July 2014, compared with 4,838 in July 2013. July 2014 Same-Base Transports increased by 158 transports, or 3%, while weather cancellations decreased by 546 transports compared with July 2013.

Aaron Todd, CEO, stated, "During our second quarter, we continued to experience strong growth in both revenue and earnings. Increase in community-based operating locations and average flight volumes, more moderate weather and maintenance expenditures, dividends from safe flight operations, and accretive results from recent diversification into helicopter tourism have all contributed to this success. The 13% growth in July community-based patient flight volumes reflects a strong start to the third quarter as well. We also anticipate continued growth in net revenue per transport based on improving payer mix trends experienced in recent months, compared with earlier winter months. We feel these factors justify our continued optimism for the second half of 2014."

The Company will discuss these results in a conference call scheduled today at 4:15 p.m. Eastern. Interested parties can access the call by dialing (855) 601-0049 (domestic) or (720) 398-0100 (international) or by accessing the web cast at www.airmethods.com.  A replay of the call will be available at (855) 859-2056 (domestic) or (404) 537-3406 (international), access number 81392741, for 3 days following the call and the web cast can be accessed at www.airmethods.com for 30 days.

Air Methods Corporation (www.airmethods.com) is the global leader in air medical transportation.  The Air Medical Services Division is the largest provider of air medical transport services in the United States.  The Tourism Division is comprised of Sundance Helicopters, Inc. and Blue Hawaiian Helicopters, which provides helicopter tours and charter flights in the Las Vegas/Grand Canyon region and Hawaii, respectively. The United Rotorcraft Division specializes in the design and manufacture of aeromedical and aerospace technology. Air Methods' fleet of owned, leased or maintained aircraft features over 450 helicopters and fixed wing aircraft.

Forward Looking Statements: Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are "forward-looking statements", including statements we make with regard to the Company's preliminary July 2014 operational and financial results, including those related to (i) total community-based patient transports, (ii) same base transports, (iii) weather cancellations, and (iv) net revenue per patient transport, are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those currently anticipated due to a number of factors, including but not limited to, the size, structure and growth of the Company's air medical services,  United Rotorcraft Division and Tourism Division; the collection rates for patient transports; the continuation and/or renewal of air medical service contracts; weather conditions across the U.S.; development and changes in laws and regulations, including, without limitation, the impact of the Patient Protection and Affordable Care Act; increased regulation of the health care and aviation industry through legislative action and revised rules and standards; and other matters set forth in the Company's filings with the SEC. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Please contact Christina Brodsly at (303) 256-4122 to be included on the Company's e-mail distribution list.

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(unaudited)

	June 30, 2014	December 31, 2013

ASSETS

Current assets:
Cash and cash equivalents	$ 2,917	9,862
Trade receivables, net	279,525	237,856
Other current assets	83,822	92,832

Total current assets	366,264	340,550

Net property and equipment	699,953	664,842
Other assets, net	244,885	247,149

Total assets	$ 1,311,102	1,252,541

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable related to aircraft pending long-term financing	$ 5,738	2,616
Current portion of indebtedness	69,711	68,531
Accounts payable, accrued expenses and other	100,954	91,171

Total current liabilities	176,403	162,318

Long-term indebtedness	602,587	608,287
Other non-current liabilities	112,914	105,864

Total liabilities	891,904	876,469

Redeemable non-controlling interests	8,496	8,113

Total stockholders' equity	410,702	367,959

Total liabilities and stockholders' equity	$ 1,311,102	1,252,541

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2014	2013	2014	2013

Revenue:
Patient transport revenue, net	$ 171,373	148,943	315,302	256,775
Air medical services contract revenue	45,790	54,535	90,551	108,993
Tourism revenue	31,430	15,992	55,768	26,383
Product operations	7,404	4,976	15,224	9,410
Other	2,474	1,759	4,762	3,873
Total revenue	258,471	226,205	481,607	405,434

Expenses:
Operating expenses	149,295	142,819	296,340	279,561
General and administrative	36,131	27,067	67,789	54,290
Depreciation and amortization	20,273	19,887	40,789	40,009
	205,699	189,773	404,918	373,860

Operating income	52,772	36,432	76,689	31,574

Interest expense	(5,569)	(5,177)	(11,098)	(9,979)
Other, net	292	328	266	615

Income before income taxes	47,495	31,583	65,857	22,210

Income tax expense	(18,571)	(12,434)	(25,881)	(8,750)

Net income	28,924	19,149	39,976	13,460

Income attributable to redeemable non-controlling interests	134	--	297	--

Net income attributable to Air Methods Corporation and subsidiaries	$ 28,790	19,149	39,679	13,460

Income per common share:
Basic	$ 0.73	0.49	1.01	0.35
Diluted	$ 0.73	0.49	1.01	0.34

Weighted average common shares outstanding - basic	39,151,012	38,882,681	39,135,292	38,857,034
Weighted average common shares outstanding - diluted	39,318,480	39,136,155	39,314,872	39,140,492

AIR METHODS CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(unaudited)

	Six Months Ended
	June 30,

	2014	2013

Cash flows from operating activities:
Net income	$ 39,976	13,460
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	40,789	40,009
Deferred income tax expense	9,253	6,775
Stock-based compensation	1,513	2,053
Tax benefit from exercise of stock options	(1,010)	(527)
Loss on disposition of assets	1,213	208
Unrealized loss on derivative instrument	64	140
Loss from equity method investee	603	--
Changes in assets and liabilities, net of effects of acquisitions	(19,006)	(11,377)

Net cash provided by operating activities	73,395	50,741

Cash flows from investing activities:
Acquisition of subsidiaries	(3,182)	--
Acquisition of property and equipment	(65,909)	(17,310)
Buy-out of previously leased aircraft	(17,296)	(36,568)
Proceeds from disposition of equipment	9,156	10,964
Decrease (increase) in other assets	447	(2,303)

Net cash used in investing activities	(76,784)	(45,217)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	479	576
Tax benefit from exercise of stock options	1,010	527
Net borrowings (payments) under line of credit	1,000	(29,157)
Payments for financing costs	(75)	(168)
Proceeds from long-term debt	34,429	90,400
Payment of long-term debt, notes payable, and capital lease obligations	(40,497)	(65,773)
Proceeds from non-controlling interests	98	--

Net cash used in financing activities	(3,556)	(3,595)

Increase (decrease) in cash and cash equivalents	(6,945)	1,929

Cash and cash equivalents at beginning of period	9,862	3,818

Cash and cash equivalents at end of period	$ 2,917	5,747
CONTACT: Trent J. Carman, Chief Financial Officer, (303) 792-7591